Exhibit 10.16
Management Incentive Plan (MIP)
Fiscal Year 2011
The Management Incentive Plan (“MIP”) applies to designated Executive Officers of the Company and is designed to link a portion of a participant’s cash compensation to demonstrated performance. A participant has an opportunity to earn incentive awards based on Company Performance, Unit or Work Team Performance and Personal Performance results during the fiscal year. This document is the sole document which governs the administration of MIP awards.
Incentive Awards made pursuant to the MIP are determined and distributed annually following completion of the Company’s fiscal year. The Committee may elect to issue interim awards in conjunction with the Company’s mid-year performance review process. Incentive Awards may be prorated to account for partial Plan Year participation. Incentive awards will generally be distributed to participants within 90 calendar days following the end of the fiscal year.
Incentive awards under the MIP are determined based upon funding availability for the award pool, the performance of each Participant’s assigned Business Unit or Work Team and Personal Performance against established performance goals. In general, annual incentive awards under the MIP target fifty percent of base salary at the time of determination and cumulative annual awards to any Participant will not exceed that Participant’s annual base salary received during the relevant Plan Year.
Company performance is defined as the extent to which the Company attains established Incentive Plan Funding Goals tied to the achievement of both revenue and net income targets as established by the Committee at the beginning of the fiscal year. Business unit or work team performance is defined as the extent to which a participant’s assigned business unit or work team achieves targeted results while adhering to budgeted resources.
All Incentive Awards under the MIP are in the form of cash payments, less applicable tax withholding, as determined by the Committee.
Financial results associated with business acquisitions, divestitures, share repurchase activity, changes in the economy or markets served by the Company which substantially impact results attained during the Plan Year may be excluded from the results used to calculate Incentive Awards. The Committee will determine, in its sole discretion, whether such events have occurred and the extent to which, if at all, goals should be adjusted.
The MIP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to interpret and administer all provisions and to make any rules and regulations or take any action it deems necessary including amendments or revocation. All awards issued under the MIP are at the sole discretion of the Committee.